Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
August 4, 2011	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES SECOND QUARTER 2011 RESULTS

COMPARED TO THE PRIOR YEAR REVENUES IMPROVE 25% AND
 ADJUSTED EBITDA IMPROVES 24% TO $318 MILLION

Second Quarter 2011 Highlights

•                  Revenues for the second quarter of 2011 were $2,934 million, an increase of 25% compared to $2,343 million for the same period in 2010 and an increase of 10% compared to $2,679 million for the first quarter of 2011.

•                  Adjusted EBITDA for the second quarter of 2011 was $318 million, an increase of 24% compared to $257 million for the same period in 2010 and an increase of 5% compared to $302 million for the first quarter of 2011.

•                  Adjusted net income for the second quarter of 2011 was $117 million or $0.48 per diluted share.  This compares to adjusted net income of $75 million or $0.31 per diluted share for the same period in 2010 and adjusted net income of $114 million or $0.47 per diluted share for the first quarter of 2011.

•                  Net income attributable to Huntsman Corporation for the second quarter of 2011 was $114 million or $0.47 per diluted share.  This compares to net income attributable to Huntsman Corporation of $114 million or $0.47 per diluted share for the same period in 2010 and net income attributable to Huntsman Corporation of $62 million or $0.26 per diluted share for the first quarter of 2011.

Summarized earnings are as follows:

	Three months ended June 30,		Three months ended	Six months ended June 30,
In millions, except per share amounts	2011	2010	March 31, 2011	2011	2010

Net income (loss) attributable to Huntsman Corporation	$114	$114	$62	$176	$(58)
Adjusted net income(1)	$117	$75	$114	$231	$59

Diluted income (loss) per share	$0.47	$0.47	$0.26	$0.72	$(0.25)
Adjusted diluted income per share(1)	$0.48	$0.31	$0.47	$0.95	$0.25

EBITDA(1)	$323	$331	$239	$562	$276
Adjusted EBITDA(1)	$318	$257	$302	$620	$380

See end of press release for footnote explanations

Recent Highlights

•                  Effective May 5, 2011, Mary C. Beckerle, Ph.D. was appointed as a new director to our Board of Directors and serves as a member of the Board’s Nominating and Corporate Governance Committee.  Dr. Beckerle is an internationally recognized scientist.

•                  On April 2, 2011, we completed the acquisition of the Indian chemicals business of Laffans Petrochemicals Ltd.  The business manufactures amines and surfactants for use in the fast growing Asia Pacific region.

Peter R. Huntsman, our President and CEO, commented:

“Our second quarter 2011 revenues increased 25% compared to the prior year as a result of improvements in both pricing and demand.  Despite inflation in raw material and other manufacturing costs our Adjusted EBITDA improved 24% compared to the prior year.”

He added, “Given the sluggish global economic recovery, I am very pleased with the improving results of this past quarter. When combined with our strong performance from the first quarter, the first half of the year was one of the strongest in our company’s history.  With new growth projects and many of our products experiencing higher capacity utilization rates, we are optimistic about the second half of the year as underlying trends for our major businesses continue to improve.”

Huntsman Corporation

Operating Results

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2011	2010	2011	2010

Revenues	$2,934	$2,343	$5,613	$4,437
Cost of goods sold	2,433	1,958	4,652	3,771
Gross profit	501	385	961	666
Operating expenses	272	241	563	497
Restructuring, impairment and plant closing costs	9	17	16	20
Operating income	220	127	382	149
Interest expense, net	(65)	(43)	(124)	(104)
Equity in income of investment in unconsolidated affiliates	2	16	4	17
Loss on early extinguishment of debt	—	(7)	(3)	(162)
Expenses associated with the terminated merger and related litigation	—	(1)	—	(1)
Other income	1	1	1	1
Income (loss) before income taxes	158	93	260	(100)
Income tax expense	(34)	(39)	(56)	(5)
Income (loss) from continuing operations	124	54	204	(105)
(Loss) income from discontinued operations, net of tax(2)	(1)	62	(15)	49
Extraordinary gain on the acquisition of a business, net of tax of nil	1	—	2	—
Net income (loss)	124	116	191	(56)
Net income attributable to noncontrolling interests, net of tax	(10)	(2)	(15)	(2)
Net income (loss) attributable to Huntsman Corporation	$114	$114	$176	$(58)

Net income (loss) attributable to Huntsman Corporation	$114	$114	$176	$(58)
Interest expense, net	65	43	124	104
Income tax expense from continuing operations	34	39	56	5
Income tax (benefit) expense from discontinued operations(2)	(1)	37	(8)	29
Depreciation and amortization of continuing operations	111	97	214	195
Depreciation and amortization of discontinued operations(2)	—	1	—	1
EBITDA(1)	$323	$331	$562	$276

Adjusted EBITDA(1)	$318	$257	$620	$380

Basic income (loss) per share	$0.48	$0.48	$0.74	$(0.25)
Diluted income (loss) per share	$0.47	$0.47	$0.72	$(0.25)
Adjusted diluted income per share(1)	$0.48	$0.31	$0.95	$0.25

Common share information:
Basic shares outstanding	239.4	236.4	238.5	235.6
Diluted shares	243.7	240.8	243.2	235.6
Diluted shares for adjusted diluted income per share	243.7	240.8	243.2	240.8

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended June 30,		Percent	Six months ended June 30,		Percent
In millions	2011	2010	Change	2011	2010	Change

Segment Revenues:
Polyurethanes	$1,135	$932	22%	$2,182	$1,699	28%
Performance Products	896	669	34%	1,700	1,285	32%
Advanced Materials	360	320	13%	710	611	16%
Textile Effects	200	213	(6)%	390	408	(4)%
Pigments	424	287	48%	788	556	42%
Eliminations and other	(81)	(78)	4%	(157)	(122)	29%
Total	$2,934	$2,343	25%	$5,613	$4,437	27%

Segment EBITDA(1):
Polyurethanes	$142	$69	106%	$256	$121	112%
Performance Products	113	116	(3)%	228	176	30%
Advanced Materials	28	51	(45)%	67	84	(20)%
Textile Effects	(7)	(7)	—	(18)	(7)	157%
Pigments	112	47	138%	196	75	161%
Corporate, LIFO and other	(63)	(45)	40%	(144)	(252)	(43)%
Discontinued operations(2)	(2)	100	NM	(23)	79	NM
Total	$323	$331	(2)%	$562	$276	104%

Segment Adjusted EBITDA(1):
Polyurethanes	$143	$70	104%	$257	$122	111%
Performance Products	102	116	(12)%	217	176	23%
Advanced Materials	31	51	(39)%	70	82	(15)%
Textile Effects	(7)	8	NM	(13)	8	NM
Pigments	115	49	135%	202	78	159%
Corporate, LIFO and other	(66)	(37)	78%	(113)	(86)	31%
Total	$318	$257	24%	$620	$380	63%

See end of press release for footnote explanations

NM—Not meaningful

	Three months ended June 30,				Six months ended June 30,
	2011 vs. 2010				2011 vs. 2010
	Average Selling Price(a)				Average Selling Price(a)
Period-Over-Period	Local	Foreign Currency	Sales	Sales	Local	Foreign Currency	Sales	Sales
Increase (Decrease)	Currency	Translation Impact	Mix(a)	Volume(a)	Currency	Translation Impact	Mix(a)	Volume(a)

Polyurethanes	20%	4%	—	2%	18%	2%	(7)%	19%
Performance Products	23%	4%	—	6%	20%	2%	1%	9%
Advanced Materials	8%	6%	2%	(4)%	8%	3%	4%	1%
Textile Effects	—	5%	—	(11)%	2%	3%	—	(9)%
Pigments	35%	7%	—	8%	30%	4%	—	9%
Total Company	19%	5%	(2)%	4%	15%	3%	(2)%	13%

(a) Excludes revenues and sales volumes from tolling and by-products

Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010

Revenues for the three months ended June 30, 2011 increased to $2,934 million from $2,343 million for the same period in 2010.  For the three months ended June 30, 2011, Adjusted EBITDA was $318 million compared to $257 million for the same period in 2010.

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended June 30, 2011 compared to the same period in 2010 was primarily due to higher average selling prices and higher sales volumes.  Average MDI and PO/MTBE selling prices increased primarily in response to higher raw material costs and the strength of major European currencies against the U.S. dollar.  MDI sales volumes increased primarily due to improved demand in the insulation and automotive sectors and stronger regional demand in the Americas and Asia.  The increase in Adjusted EBITDA was primarily due to higher contribution margins and higher sales volumes.

Performance Products

The increase in revenues in our Performance Products division for the three months ended June 30, 2011 compared to the same period in 2010 was due to higher average selling prices and higher sales volumes.  Average selling prices increased across almost all product groups primarily in response to higher raw material costs and the strength of major European currencies and the Australian dollar against the U.S. dollar.  Sales volumes increased primarily due to the impact from the consolidation of our Sasol-Huntsman maleic anhydride joint venture during the second quarter 2011 and more production from our Arabian Amines Company joint venture which was starting up in the second quarter 2010.  The decrease in Adjusted EBITDA was primarily due to a nonrecurring $15 million credit recorded in the second quarter of 2010 to appropriately reflect our investment in the Sasol-Huntsman maleic anhydride joint venture.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended June 30, 2011 compared to the same period in 2010 was primarily due to higher average selling prices partially offset by lower sales volumes.  Average selling prices increased primarily in response to higher raw material costs and the strength of major European currencies against the U.S. dollar.  Sales volumes decreased in our base resins business partially offset by an increase in combined sales volumes in our core formulation systems and specialty components businesses.  The decrease in Adjusted EBITDA was primarily due to lower contribution margins and higher manufacturing and selling, general and administrative costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended June 30, 2011 compared to the same period in 2010 was primarily due to lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased due to lower demand and customer manufacturing constraints.  Average selling prices increased primarily due to the strength of major European currencies against the U.S. dollar.  The decrease in Adjusted EBITDA was primarily due to lower sales volumes and the foreign currency impact of a stronger Swiss franc against the U.S. dollar on our manufacturing and selling, general and administrative costs.

Pigments

The increase in revenues in our Pigments division for the three months ended June 30, 2011 compared to the same period in 2010 was due to higher average selling prices and higher sales volumes.  Average selling prices increased in all regions of the world primarily as a result of higher raw material costs and stronger overall market demand.  Sales volumes increased primarily due to increased global demand, particularly in the Asia Pacific and Africa, Latin America and Middle East regions.  The increase in Adjusted EBITDA in our Pigments division was primarily due to higher contribution margins and higher sales volumes partially offset by higher manufacturing and selling, general and administrative costs.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring costs, gain and loss on the disposition of assets and non-operating income and expense.  Adjusted EBITDA from Corporate, LIFO and other decreased by $29 million to a loss of $66 million for the three months ended June 30, 2011 compared to a loss of $37 million for the same period in 2010.  The decrease in Adjusted EBITDA was primarily the result of a $14 million increase in LIFO inventory valuation expense ($11 million of loss in 2011 compared to $3 million gain in 2010) and higher selling, general and administrative costs.

Income Taxes

During the three months ended June 30, 2011 we recorded income tax expense of $34 million compared to $39 million in the same period in 2010.  Our adjusted effective income tax rate for the three months ended June 30, 2011 was approximately 20%.  We expect our long term effective income tax rate to be approximately 30 - 35%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  The increase in profitability from our Pigments business has had the effect of reducing our adjusted effective income tax rate.  During the three months ended June 30, 2011 we paid $30 million in cash for income taxes.  We expect our cash tax rate to continue to be less than our effective income tax rate.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2011, we had $1,231 million of combined cash and unused borrowing capacity compared to $1,434 million at December 31, 2010.  The decrease from 2010 year end was primarily attributable to an increase in primary net working capital of $395 million and the early redemption of $100 million of our senior subordinated notes with available cash in January, partially offset by cash generated from earnings.

In April 2011, we completed amendments to our U.S. and European accounts receivable securitization programs.  These amendments included an extension of the maturity date to April 2014 and a reduction in the applicable margin on borrowing under these programs.

On July 25, 2011 we redeemed an additional $75 million of our senior subordinated notes with cash.

Total capital expenditures, net of reimbursements for the three months ended June 30, 2011 were $61 million compared to $7 million for the same period in 2010.  We expect to spend approximately $350 million on capital expenditures, net of reimbursements, in 2011.

	June 30,	December 31,
In millions	2011	2010

Debt:
Senior Credit Facilities	$1,692	$1,688
Accounts Receivable Programs	254	238
Senior Notes	462	452
Subordinated Notes	1,198	1,279
Variable interest entities	313	200
Other Debt	256	289
Total Debt - excluding affiliates	4,175	4,146

Total Cash	690	973

Net Debt- excluding affiliates	$3,485	$3,173

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Per Share
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
In millions, except per share amounts	2011	2010	2011	2010	2011	2010

GAAP(1)	$323	$331	$114	$114	$0.47	$0.47
Adjustments:
Unallocated foreign currency (gain) loss	(3)	—	1	(4)	—	(0.02)
Loss on early extinguishment of debt	—	7	—	4	—	0.02
Gain on consolidation of a variable interest entity	(12)	—	(10)	—	(0.04)	—
Other restructuring, impairment and plant closing costs	9	17	8	17	0.03	0.07
Expenses associated with the terminated merger and related litigation	—	1	—	1	—	—
Discount amortization on settlement financing associated with the terminated merger	—	—	5	4	0.02	0.02
Acquisition related expenses	3	1	2	1	0.01	—
Gain on disposition of businesses/assets	(3)	—	(3)	—	(0.01)	—
Loss (income) from discontinued operations, net of tax(2)	2	(100)	1	(62)	—	(0.26)
Extraordinary gain on the acquisition of a business, net of tax	(1)	—	(1)	—	—	—

Adjusted(1)	$318	$257	$117	$75	$0.48	$0.31

Discontinued operations	$(2)	$100	$(1)	$62	$—	$0.26
Gain on disposition of assets	—	(3)	—	(4)	—	(0.02)
Gain on insurance settlements, net of expenses	—	(103)	—	(64)	—	(0.27)

Adjusted discontinued operations(1)(2)	$(2)	$(6)	$(1)	$(6)	$—	$(0.02)

Total - adjusted continuing and discontinued operations	$316	$251	$116	$69	$0.48	$0.29

Three months ended March 31,
In millions	2011

Net income attributable to Huntsman Corporation	62
Interest expense, net	59
Income tax expense from continuing operations	22
Income tax benefit from discontinued operations(2)	(7)
Depreciation and amortization of continuing operations	103
EBITDA(1)	$239

		Net Income (Loss)	Diluted Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Per Share
	Three months ended March 31,	Three months ended March 31,	Three months ended March 31,
In millions, except per share amounts	2011	2011	2011

GAAP(1)	$239	$62	$0.26
Adjustments:
Unallocated foreign currency (gain) loss	(2)	4	0.02
Legal and contract settlements	34	21	0.09
Loss on early extinguishment of debt	3	2	0.01
Other restructuring, impairment and plant closing costs	7	7	0.03
Discount amortization on settlement financing associated with the terminated merger	—	4	0.02
Acquisition related expenses	1	1	—
Loss from discontinued operations, net of tax(2)	21	14	0.06
Extraordinary gain on the acquisition of a business, net of tax(3)	(1)	(1)	—

Adjusted(1)	$302	$114	$0.47

Discontinued operations	$(21)	$(14)	$(0.06)
Restructuring, impairment and plant closing credits	1	1	—
Non-recurring costs and expenses	18	11	0.05

Adjusted discontinued operations(1)(2)	$(2)	$(2)	$(0.01)

Total - adjusted continuing and discontinued operations	$300	$112	$0.46

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable To Huntsman Corporation		Per Share
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2011	2010	2011	2010	2011	2010

GAAP(1)	$562	$276	$176	$(58)	$0.72	$(0.25)
Adjustments:
Unallocated foreign currency (gain) loss	(5)	(1)	5	(10)	0.02	(0.04)
Legal and contract settlements	34	—	21	—	0.09	—
Loss on early extinguishment of debt	3	162	2	147	0.01	0.61
Gain on consolidation of a variable interest entity	(12)	—	(10)	—	(0.04)	—
Other restructuring, impairment and plant closing costs	16	20	15	19	0.06	0.08
Expenses associated with the terminated merger and related litigation	—	1	—	1	—	—
Discount amortization on settlement financing associated with the terminated merger	—	—	9	8	0.04	0.03
Acquisition related expenses	4	1	3	1	0.01	—
Gain on disposition of businesses/assets	(3)	—	(3)	—	(0.01)	—
Loss (income) from discontinued operations, net of tax(2)	23	(79)	15	(49)	0.06	(0.20)
Extraordinary gain on the acquisition of a business, net of tax	(2)	—	(2)	—	(0.01)	—

Adjusted(1)	$620	$380	$231	$59	$0.95	$0.25

Discontinued operations	$(23)	$79	$(15)	$49	$(0.06)	$0.20
Restructuring, impairment and plant closing costs	1	5	1	3	—	0.01
Loss on disposition of assets	—	5	—	1	—	—
Non-recurring costs and expenses	18	—	11	—	0.05	—
Gain on insurance settlements, net of expenses	—	(110)	—	(68)	—	(0.28)

Adjusted discontinued operations(1)(2)	$(4)	$(21)	$(3)	$(15)	$(0.01)	$(0.06)

Total - adjusted continuing and discontinued operations	$616	$359	$228	$44	$0.94	$0.18

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our second quarter 2011 financial results on Thursday, August 4, 2011 at 9:00 a.m. ET.

Call-in number for U.S. participants:	(888) 713 - 4211
Call-in number for international participants:	(617) 213 - 4864
Participant access code:	82984558

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=P3Q6CNCPF

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning August 4, 2011 and ending August 11, 2011.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	80806708

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2010 revenues of over $9 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)          We use EBITDA and Adjusted EBITDA to measure the operating performance of our business.  We provide Adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We also provide Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations for informational purposes only.   We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; acquisition related expenses; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; gain on consolidation of a variable interest entity; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; gain on insurance settlements, net of expenses; (gain) loss on disposition of business/assets; and non-recurring (gains) costs and expenses. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended June 30,		Six months ended June 30,
In millions	2011	2010	2011	2010

(Loss) income from discontinued operations, net of tax	$(1)	$62	$(15)	$49
Income tax (benefit) expense	(1)	37	(8)	29
Depreciation and amortization	—	1	—	1
EBITDA from discontinued operations	(2)	100	(23)	79
Restructuring, impairment and plant closing costs	—	—	1	5
(Gain) loss on disposition of assets	—	(3)	—	5
Non-recurring costs and expenses	—	—	18	—
Gain on insurance settlements, net of expenses	—	(103)	—	(110)
Adjusted EBITDA from discontinued operations	$(2)	$(6)	$(4)	$(21)

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; gain on consolidation of a variable interest entity ; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on insurance settlements, net of expenses; (gain) loss on the disposition of business/assets; and non-recurring costs and expenses.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) attributable to Huntsman Corporation is set forth in the Reconciliation of Adjustments table above.

During the first quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

(2)          On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  During the first quarter 2010 we closed our Australian styrenics operations.  Results from these businesses are treated as discontinued operations.